Exhibit 99.1

n e w s r e l e a s e

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100	Richard W. Gochnauer
Deerfield, IL 60015-2559	President and Chief Executive Officer
or
Kathleen S. Dvorak
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

FOR IMMEDIATE RELEASE

UNITED STATIONERS REPORTS THIRD-QUARTER
SALES AND EARNINGS INCREASES

DEERFIELD, Ill., Nov. 2, 2006 — United Stationers Inc. (NASDAQ: USTR) reported third quarter 2006 net sales of $1.2 billion, compared with $1.1 billion in the third quarter of 2005. Net income for the latest quarter was $39.2 million, compared with $26.1 million in the same period last year.  Diluted earnings per share for the third quarter of 2006 were $1.26, up from $0.77 in the prior-year quarter.  The 2006 quarter benefited from one-time product content syndication and marketing program income.  Excluding these benefits as well as the 2006 equity compensation expense, earnings per share were $0.87(1).

“Our results reflect steady progress in margin management and cost-savings initiatives, combined with a significant one-time benefit related to marketing program changes,” said Richard W. Gochnauer, president and chief executive officer.  “WOW (War on Waste) initiatives continue to exceed our expectations, removing more than $20 million in costs in each of the last four years.  Now we are ready to take WOW one step further.  Our goal is to optimize our organizational structure to improve customer satisfaction while driving efficiencies throughout the business.  This will involve reducing our cost structure by simplifying processes, increasing operating efficiency and reducing corporate overhead.  We believe these actions will enhance our ability to achieve United’s long-term financial objective of 12% to 15% annual growth in earnings per share.”

Third Quarter Results — Continuing Operations

Sales in the third quarter of 2006 rose $34.8 million, representing a 3.1% increase over the prior-year quarter, despite one fewer sales day in this year’s quarter.  All product categories contributed to the sales growth in the quarter.

Gross margin as a percent of sales for the third quarter was 16.4%, compared with 14.6% in the prior-year quarter.  During the latest quarter, gross margin was positively affected by one-time benefits related to the company’s product content syndication program and certain marketing program changes.  Excluding these one-time items, gross margin was 14.5%(1), down slightly from the prior year, reflecting higher freight expense.

Operating expenses for the third quarter of 2006 were $123.0 million or 10.5% of sales, compared with $119.8 million or 10.5% in the same quarter last year.  Operating expenses in the third quarter of 2006 included $1.8 million, or $0.03 per share, in equity compensation expense and $3.1 million or $0.06 per share, related to the development of the Reseller Technology Solution (RTS) system.  RTS is an enterprise software solution for independent dealers providing them with enhanced e-commerce capabilities and allowing them to optimize use of the marketing campaigns United Stationers offers.  The RTS system provides capabilities designed to drive sales growth for both United Stationers and its customers.

Operating margin for the quarter ended September 30, 2006, was 5.9%, versus 4.1% in the third quarter of 2005.  Diluted earnings per share in the third quarter of 2006, adjusted for one-time margin gains and equity compensation expense, were $0.87(1) compared with $0.77 in the prior-year quarter.

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United Stationers Reports Third-Quarter
Sales And Earnings Increases
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Nine-Month Results

Net sales for the nine months ended September 30, 2006, were $3.4 billion, up 7.1% compared with net sales of $3.2 billion in the same period last year.  The sales growth rate included five months of incremental year-over-year Sweet Paper volume in 2006.  Year-to-date net income was $98.6 million, or $3.11 per diluted share, compared with $74.0 million, or $2.18 per diluted share, in the comparable prior-year period.

Cash Flow and Debt

Net cash used in operating activities totaled $17.0 million for the latest nine months, versus a $202.8 million source of cash in the prior-year period.  Excluding the effects of accounts receivables sold, net cash used in operating activities for the nine-month period in 2006 was $17.0 million(1), compared with a $146.3 million(1) source of cash in the prior-year period.  Cash flow used in investing activities totaled $12.3 million in the nine-month period of 2006.  Capital expenditures were $40.2 million, offset by asset sale proceeds of $14.7 million and cash proceeds of $13.2 million from the sale of the Canadian Division.  Capital spending for 2006 is expected to be in the range of $45 million to $50 million and the company’s target for 2007 capital spending is to be in the range of $25 million to $30 million.

Outstanding debt totaled $119.4 million at September 30, 2006, up $110.6 million from the same time last year.  Outstanding debt plus securitization financing totaled $344.4 million(1) at the quarter’s end, up $160.6 million(1) during the past 12 months.  The higher level of debt primarily reflects share repurchases, which totaled $126.1 million in the 12-month period, and increases in working capital.

“We have made significant investments in working capital, including inventory to support the roll-out of foodservice consumables, increased global sourcing, improved service levels, and catalog changes.  In addition, changes in the timing of supplier payments under our new product syndication and marketing programs have increased accounts receivable.  We are committed to reducing our working capital requirements, which should lead to significant improvements in our cash flow in 2007,” said Gochnauer.

Share Repurchase Authorization

During the third quarter of 2006, 405,500 shares were repurchased for approximately $18.8 million. Through the first nine months of 2006, the company repurchased 1.9 million shares for $89.9 million. At September 30, 2006, United Stationers had 30.5 million shares outstanding.

Workforce Reduction

As previously announced, the board of directors approved a plan to eliminate corporate staff positions utilizing both voluntary and involuntary separation programs. These measures are expected to be substantially complete by the end of 2006.  As a result, the 2006 fourth quarter will include a pre-tax charge for one-time employment termination benefits estimated to be in the range of $4 million to $8 million, depending on the number of positions affected.  Cash outlays for these benefits, which include severance pay and benefits, prorated bonuses, and outplacement costs will be paid primarily during 2007.   The company’s goal is to achieve annual savings of approximately $10 million from this plan.

Outlook

“While sales growth in the quarter was modest, we are encouraged by recent results related to our margin and expense initiatives.  Sales momentum from continuing operations is building, as sales-to-date in the fourth quarter are up approximately 5% over the prior-year’s quarter.  Our goal is to accelerate sales while improving our operating margin percentage.  Near term, we also need to aggressively manage our inventory investment and improve our operating cash flow. Focusing on these actions should position us well for both solid earnings and increasing cash flow generation in 2007,” Gochnauer concluded.

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Sales And Earnings Increases
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Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, November 3rd, at 10:00 a.m. CT, to discuss third quarter results. To participate, callers within the U.S. and Canada should dial (800) 561-2693 and international callers should dial (617) 614-3523 approximately 10 minutes before the presentation.  The passcode is “32734814.”  To listen to the Webcast via the Internet, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends and for at least the following two weeks.  This news release, along with other information relating to the call, will be available on the Investor Information section of the Web site.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these dealers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s reliance on key suppliers; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the impact of variability in customer and end-user demand on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United;  United’s ability to maintain its existing information technology systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; the effects of hurricanes, acts of terrorism and other natural or man-made disruptions; and the conduct and scope of the SEC’s informal inquiry relating to United’s Canadian Division or any formal investigation that may arise from it, and the ultimate resolution of any inquiry or investigation.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The company does not undertake to update any forward-looking statement, and investors are advised to consult any further disclosure by United on this matter in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be an exhaustive or complete list.

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Sales And Earnings Increases
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Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with net sales for the trailing 12 months of approximately $4.5 billion.  The company’s network of 63 distribution centers allows it to offer nearly 50,000 items to its approximately 20,000 reseller customers.  This network, combined with United’s depth and breadth of inventory in technology products, traditional business products, office furniture, janitorial and sanitation products, and foodservice consumables, enables the company to ship products on an overnight basis to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

The company’s common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)This is non-GAAP information.  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release.  Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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Sales And Earnings Increases
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United Stationers Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005

Net sales	$1,173,827	$1,139,071	$3,433,150	$3,204,841
Cost of goods sold	981,835	972,837	2,876,213	2,731,951
Gross profit	191,992	166,234	556,937	472,890

Operating expenses:
Warehousing, marketing and administrative expenses	122,992	120,386	382,032	342,786
Restructuring charge reversal	—	(566)	(3,522)	(566)

Total operating expenses	122,992	119,820	378,510	342,220

Operating income	69,000	46,414	178,427	130,670

Interest expense, net	2,038	595	4,720	1,830

Other expense, net	3,430	2,047	9,418	4,617

Income from continuing operations before income taxes	63,532	43,772	164,289	124,223

Income tax expense	24,317	16,751	62,726	47,258

Income from continuing operations	39,215	27,021	101,563	76,965

Income (loss) from discontinued operations, net of tax	3	(905)	(2,944)	(2,979)

Net income	$39,218	$26,116	$98,619	$73,986

Net income per common share - diluted:
Net income per share — continuing operations	$1.26	$0.80	$3.20	$2.27
Loss per common share — discontinued operations	—	(0.03)	(0.09)	(0.09)
Net income per share - diluted	$1.26	$0.77	$3.11	$2.18
Weighted average number of common shares - diluted	31,062	33,923	31,707	33,878

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Sales And Earnings Increases
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United Stationers Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands, except share data)

	September 30,		As of
	2006	2005	Dec. 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$17,176	$15,556	$17,415
Accounts receivable, net	267,587	226,730	224,552
Retained interest in receivables sold, net*	142,370	198,030	116,538
Inventories	631,608	569,744	657,034
Other current assets	35,322	27,804	28,791
Current assets of discontinued operations	267	42,460	41,537
Total current assets	1,094,330	1,080,324	1,085,867

Property, plant and equipment, net	187,612	161,594	183,618
Intangible assets, net	29,300	30,485	29,879
Goodwill, net	225,759	246,757	227,638
Other long-term assets	13,914	11,030	15,199
Total assets	$1,550,915	$1,530,190	$1,542,201

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$399,102	$432,200	$441,390
Accrued liabilities	162,839	161,765	163,314
Deferred credits	2,357	70,507	51,738
Current liabilities of discontinued operations	456	10,308	8,420
Total current liabilities	564,754	674,780	664,862

Deferred income taxes	19,658	28,787	29,609
Long-term debt	119,400	8,800	21,000
Other long-term liabilities	58,306	42,728	58,218
Total liabilities	762,118	755,095	773,689

Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued — 37,217,814 shares in 2006 and 2005	3,722	3,722	3,722
Additional paid-in capital	355,266	343,125	344,628
Treasury stock, at cost — 6,751,575 shares and 4,766,913 shares at September 30, 2006 and 2005, respectively and 5,340,443 shares at December 31, 2005	(271,821)	(163,168)	(194,334)
Retained earnings	716,728	594,594	618,109
Accumulated other comprehensive loss	(15,098)	(3,178)	(3,613)
Total stockholders’ equity	788,797	775,095	768,512
Total liabilities and stockholders’ equity	$1,550,915	$1,530,190	$1,542,201

*The September 30, 2006 and 2005 and December 31, 2005 accounts receivable balances do not include $225.0 million, $175.0 million and $225.0 million, respectively, of accounts receivable sold through a securitization program.

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Sales And Earnings Increases
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United Stationers Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	For the Nine Months Ended Sept. 30,
	2006	2005
Cash Flows From Operating Activities:
Net income	$98,619	$73,986
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,552	23,444
Share-based compensation	5,855	—
Write-off of capitalized software development costs	6,501	—
Loss on sale of Canadian Division	5,912	—
(Gain) loss on the disposition of plant, property and equipment	(5,667)	280
Deferred income taxes	(10,642)	713
Amortization of capitalized financing costs	609	477
Excess tax benefits related to share-based compensation	(3,457)	—
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Increase in accounts receivable, net	(40,900)	(18,714)
(Increase) decrease in retained interest in receivables sold, net	(25,832)	29,778
Decrease in inventory	33,793	62,718
Increase in other assets	(6,633)	(12,018)
(Decrease) increase in accounts payable	(46,552)	8,716
(Decrease) increase in accrued liabilities	(6,898)	14,543
(Decrease) increase in deferred credits	(49,381)	22,989
Increase (decrease) in other liabilities	88	(4,128)
Net cash (used in) provided by operating activities	(17,033)	202,784
Cash Flows From Investing Activities:
Acquisitions	—	(125,206)
Capital expenditures	(40,204)	(34,688)
Sale of Canadian Division	13,160	—
Proceeds from the disposition of property, plant and equipment	14,718	22
Net cash used in investing activities	(12,326)	(159,872)
Cash Flows From Financing Activities:
Net borrowings under revolver	98,400	(9,200)
Issuance of treasury stock	19,765	16,806
Acquisition of treasury stock, at cost	(89,940)	(48,377)
Excess tax benefits related to share-based compensation	3,457	—
Payment of employee withholding tax related to stock option exercises	(2,594)	(2,408)
Net cash provided by (used in) financing activities	29,088	(43,179)
Effect of exchange rate changes on cash and cash equivalents	32	104
Net change in cash and cash equivalents	(239)	(163)
Cash and cash equivalents, beginning of period	17,415	15,719
Cash and cash equivalents, end of period	$17,176	$15,556

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Sales And Earnings Increases
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United Stationers Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures

Debt to Total Capitalization
(dollars in thousands)

	September 30,
	2006	2005	Change
Long-term debt	$119,400	$8,800	$110,600
Accounts receivable sold	225,000	175,000	50,000
Total debt and securitization (adjusted debt)	344,400	183,800	160,600
Stockholders’ equity	788,797	775,095	13,702
Total capitalization	$1,133,197	$958,895	$174,302

Adjusted debt to total capitalization	30.4%	19.2%	11.2%

Note: Adjusted debt to total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the company’s receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt.  Internally, the company considers accounts receivables sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt, and calculates debt to total capitalization on that basis.

Adjusted Cash Flow
(in thousands)

	For the Nine Months Ended September 30,
	2006	2005
Cash Flows From Operating Activities:
Net cash (used in) provided by operating activities	$(17,033)	$202,784
Excluding the change in accounts receivable sold	—	(56,500)
Net cash (used in) provided by operating activities excluding the effects of receivables sold	$(17,033)	$146,284

Cash Flows From Financing Activities:
Net cash provided by (used in) financing activities	$29,088	$(43,179)
Including the change in accounts receivable sold	—	56,500
Net cash provided by financing activities including the effects of receivables sold	$29,088	$13,321

Note: Net cash provided by operating activities, excluding the effects of receivables sold is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company’s receivables securitization program be reflected within operating cash flows. Internally, the company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

United Stationers Reports Third Quarter
Sales And Earnings Increases
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United Stationers Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income and Earnings Per Share
 (in thousands, except per share data)

	For the Three Months Ended September 30,
	2006		2005
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$1,173,827	100.0%	$1,139,071	100.0%

Gross profit	$191,992	16.4%	$166,234	14.6%
Product content syndication/marketing programs	(21,296)	-1.8%	—	—
Adjusted gross profit	$170,696	14.5%	$166,234	14.6%

Operating expenses	$122,992	10.5%	$119,820	10.5%
Stock option expense	(1,761)	-0.2%	—	—
Adjusted operating expenses	$121,231	10.3%	$119,820	10.5%

Operating income	$69,000	5.9%	$46,414	4.1%
Gross profit item noted above	(21,296)	-1.8%	—	—
Operating expense items noted above	1,761	0.2%	—	—
Adjusted operating income	$49,465	4.2%	$46,414	4.1%

Net income per share - diluted	$1.26		$0.77
Per share gross profit item noted above	(0.42)		—
Per share operating expense items noted above	0.03		—
Adjusted net income per share - diluted	$0.87		$0.77

Weighted average number of common shares - diluted	31,062		33,923

Note: Adjusted Operating Income and Earnings Per Share excludes the one-time effects of product content syndication and changes in marketing programs, and also excludes the ongoing equity compensation expense. Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  The company believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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